Exhibit 99.1
Press Release
APPLIED INNOVATION REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS
First Quarter Sales Increase 21% Versus Previous Year
At Applied Innovation:
Julia A. Fratianne
Vice President and Chief Financial Officer
(614) 798-2000
DUBLIN, OHIO (April 25, 2006) – Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended March 31, 2006.
Sales for the three months ended March 31, 2006 rose to $8.4 million compared to $6.9 million for the first quarter of 2005.
Net income was $1.3 million, or $0.08 per share, for the first quarter of 2006, compared to a net loss of $0.3 million, or $0.02 per share, for the same period last year. The first quarter 2006 results include a pre-tax gain of approximately $1.0 million related to the sale of land, while the first quarter of 2005 results were negatively impacted by $0.9 million of restructuring charges related to severance and other benefit costs.
The Company had $31.5 million of cash and investments as of March 31, 2006, compared to $30.1 million as of December 31, 2005.
President and CEO William H. Largent said, “We are pleased with the results of the first quarter, as well as sales growth on a year-over-year basis. Sales exceeded our internal plan for the period, as wireline sales were stronger than anticipated.”
Mr. Largent continued, “Our highest priority in 2006 continues to be long term profitable sales growth. Towards this goal, we plan to expand the search and evaluation of strategic partners both within and outside of our traditional space. We also plan expanded development of our wireless product offering and are working to strengthen our sales efforts within the wireless marketplace.”
Other Operating Results
Overall gross profit for the first quarter of 2006 was $4.4 million compared to $4.0 million for the first quarter of 2005. As a percentage of sales, gross profit declined to 52% in 2006 from 58% of 2005 primarily due to lower gross profit from services compared to the same period last year.
Gross profit on product sales was $4.0 million or 54% on sales of $7.4 million for the first quarter of 2006. For the same period last year, gross profit was $3.2 million or 56% based on sales of $5.6 million.
Services gross profit for the quarter ended March 31, 2006 was $0.4 million, or 43% of services sales of $1.0 million. For the first quarter of 2005, services sales of $1.3 million generated gross profit of $0.9 million, or 67% of services sales. The decrease in services sales was primarily a result of fewer installation projects in the current year quarter.

Press Release
Research and development (R&D) expenses were $1.0 million for the first quarter of 2006 compared to $1.2 million for the comparable quarter of 2005. As a percentage of total quarterly sales, R&D expenses represented 12% in 2006 and 17% in 2005. The Company continues to invest in product enhancements and developments in response to customer and market opportunities.
Selling, general and administrative (SG&A) expenses increased to $2.8 million for the first quarter of 2006, or 34% of sales, compared to $2.6 million, or 37% of sales, for the first quarter of 2005. The first quarter of 2006 SG&A expenses included $29,000 in stock option and Employee Stock Purchase Plan expense required by the implementation of Financial Accounting Standards Board Statement No. 123(R) (FAS 123(R)), Share Based Payment. The increase in SG&A spending is primarily attributable to increases in commissions and salaries, recruiting costs, and FAS 123(R) expense.
The Company’s effective tax expense rate was 30% for the first quarter of 2006, comparable to a tax benefit rate of 37% in last year’s first quarter.
About Applied Innovation
Applied Innovation provides hardware and software applications that drive operational efficiency and improved quality in wireless, wireline and converging networks. Applied Innovation’s industry-leading solutions include sophisticated remote site management, 3G network data quality monitoring and logical security of critical networks. Applied Innovation solutions are currently installed in more than 34,000 sites worldwide.
Headquartered in Dublin, Ohio, Applied is traded on NASDAQ under the symbol AINN. For more information, please visit the Company’s Web site at http://www.AppliedInnovation.com.
Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and statements regarding the Company’s plans in 2006 for profitable sales growth. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company’s ability to generate sales orders during 2006 and thereafter; sales orders during 2006 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company’s present products and services and its ability to hire technical staff; the Company’s ability to adapt to technological changes; the availability of capital to support the Company’s business plans; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected, and could in the future affect, the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION, INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)
Summary Balance Sheet Information

	(Unaudited)
	March 31, 2006	December 31, 2005

Cash and cash equivalents	$10,376	$9,874
Short term investments	8,384	10,478
Accounts receivable, net	5,008	4,273
Inventory, net	2,819	2,997
Other current assets	1,431	1,533

Current assets	28,018	29,155
Property, plant and equipment, net	5,447	5,899
Investments	12,709	9,740
Goodwill	3,526	3,526
Other assets	1,618	2,187

Total assets	$51,318	$50,507

Accounts payable	$1,275	$1,030
Accrued expenses	2,145	2,985
Deferred revenue	1,155	1,102

Total current liabilities	4,575	5,117
Stockholder’s equity	46,743	45,390

Total liabilities and stockholders’ equity	$51,318	$50,507

Summary Operational Information (Unaudited)

	Three Months Ended March 31,
	2006	2005

Sales	8,406	6,932
Cost of sales:	4,011	2,877

Gross profit	4,395	4,055
R&D	1,043	1,154
SG&A	2,829	2,557
Restructuring charges	—	925
Gain on sale of land	(1,036)	—

Income (loss) from operations	1,559	(581)
Interest and other income, net	245	134

Income (loss) before income taxes	1,804	(447)
Income tax expense (benefit)	541	(165)

Net income (loss)	$1,263	$(282)

Diluted income (loss) per share	$0.08	$(0.02)
Diluted shares	15,284,774	15,146,608

Summary Cash Flow Information (Unaudited)

	Three Months Ended March 31,
	2006	2005

Operating activities:
Net income (loss)	$1,263	$(282)
Depreciation	132	212
Loss (gain) on disposal of assets	(1,036)	8
Deferred income tax	645	—
Other non-cash items	29	8
Working capital changes, net	(1,072)	1,071

Operating cash flow	(39)	1,017

Investing activities:
Purchases of PP&E	(40)	—
Proceeds from sales of PP&E	1,393	18
Changes in investments, net	(871)	139

Investing cash flow	482	157

Financing activities:
Tax benefit of options exercised	2	5
Proceeds from issuance of common stock	57	191

Financing cash flow	59	196

Increase in cash and cash equivalents	502	1,370
Cash and cash equivalents — beginning of period	9,874	9,774

Cash and cash equivalents — end of period	$10,376	$11,144